Exhibit (e)(1)

FORM OF 1290 FUNDS DISTRIBUTION AGREEMENT

This Distribution Agreement is made as of [                    ] 2014, by and between 1290 Funds (the “Trust”), a Delaware statutory trust, and AXA Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered its shares of beneficial interest (“Shares”) for sale to the public under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust offers for public sale one or more distinct series of Shares as listed on Schedule A to this Agreement (“Series”), and such Series may be divided into one or more separate classes (each, a “Class”), as listed on Schedule A; and

WHEREAS, the Trust wishes to retain the Distributor as principal underwriter (as such term is defined in Section 2(a)(29) of the 1940 Act) in connection with the offering and sale of the Shares of each Series and Class listed on Schedule A (as amended from time to time) to this Agreement and to furnish certain other services to the Trust as specified in this Agreement; and

WHEREAS, the Distributor is willing to accept such appointment to furnish such services on the terms and conditions of this Agreement; and

WHEREAS, this Agreement has been approved in the manner required by the 1940 Act and applicable rules thereunder; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1.        Appointment of the Distributor. (a) The Trust hereby appoints the Distributor as principal underwriter in connection with the offering and sale of Shares of each Series through registered and qualified securities dealers, banks and other intermediaries (collectively, “Intermediaries”), and the Distributor accepts such appointment. The Distributor, as agent for the Trust, will, in accordance with applicable federal and state law and the Trust’s organizational documents and the Trust’s registration statement most recently filed with the SEC and effective under the 1940 Act and 1933 Act, as such registration statement may be amended or supplemented from time to time (“Registration Statement”): (a) promote the Series; (b) offer Shares of the Series for sale to Intermediaries for the accounts of the Intermediaries’ customers, subject to such terms and conditions as the Trust may specify; and (c) accept on behalf of the Trust orders for the Shares of the Series from the Intermediaries (collectively, “Distribution Services”). The Distributor will offer the Shares of each Series on an agency or “best efforts” basis under which the Trust will issue only such Shares as are actually sold.

(b)        The Distributor or any Intermediary may provide ongoing shareholder liaison services, including responding to shareholder inquiries, providing shareholders with information on their investments, and any other services now and hereafter deemed to be appropriate services for the payment of “service fees” under Conduct Rule 2830 of the Financial Industry Regulatory Authority (“FINRA”) (collectively, “Shareholder Services”), as appropriate.

2.        Agreements with Intermediaries. The Distributor may enter into dealer or similar agreements with qualified Intermediaries it may select for the performance of Distribution Services, Shareholder Services and recordkeeping, sub-accounting and related services. These agreements for Distribution Services, Shareholder Services, and recordkeeping, sub-accounting and related services will not be inconsistent with the terms of this Agreement. In making such arrangements, the Distributor will act only as principal and not as agent for the Trust and will ensure that the parties with whom it makes such arrangements agree to carry out their responsibilities in conformance with applicable laws, rules, regulations, the provisions of the Registration Statement and the duties of Distributor as contained in this Agreement, to the extent they are applicable to such parties and their activities. No such Intermediary is authorized to act as agent for the Trust in connection with the offering or sale of Shares to the public or otherwise, except for the limited purpose of determining the time as of which transactions in Shares are deemed to have been received.

3.        Public Offering Price. The public offering price of each Share of each Series is equal to the net asset value per share (as determined by the Trust) of the outstanding Shares of a Series (or Class thereof) next determined after receipt of an order by the Series or its designated agent plus any applicable sales charge as described in the Trust’s Registration Statement.

4.        Compensation. (a) As compensation for providing Distribution Services under this Agreement, the Distributor will retain the sales charge, if any, on purchases of Shares or retain deferred sales charges upon redemption of Shares, as set forth in the Registration Statement. The Distributor is authorized to collect from the Intermediaries the gross proceeds derived from the sale of the Shares, remit the net asset value thereof to the Series upon receipt of the proceeds and retain the sales charge, if any.

(b)        The Distributor will receive from each Class of each Series fees at the rates and under the terms and conditions of the plan of distribution adopted by the Trust with respect to that Class pursuant to Rule 12b-1 under the 1940 Act (“Plan”), as such Plan is in effect from time to time, and subject to any further limitations on such fees as the Trust’s Board of Trustees may impose.

(c)        The Distributor may reallow any or all of the sales charges that it has received under this Agreement to such Intermediaries as it may from time to time determine; consistent with the Registration Statement and applicable law.

(d)        The Distributor may pay any or all of the distribution fees and service fees that it has received under this Agreement to such Intermediaries as it may from time to time determine, consistent with the Registration Statement and applicable law.

(e)        No provision of this Agreement will be deemed to prohibit any payments by a Series or Class to the Distributor or the Distributor to an Intermediary where such payments are made under a Plan or from the Distributor’s own resources.

5.        Accepting and Rejecting Orders. The Distributor will accept orders from Intermediaries for the purchase of Shares of a Series only to the extent of purchase orders actually received and not in excess of such orders, and it will not avail itself of any opportunity of making a profit by expediting or withholding orders. The Trust may reject purchase orders where, in the judgment of the Trust, such rejection is in the best interest of the Trust.

6.        Duties and Expenses of the Trust. (a) The Trust agrees at its own expense to register, qualify or determine the exemption from registration or qualification of the Shares with the SEC, state and other regulatory bodies, and to prepare and file from time to time such Registration Statement, amendments thereto, reports and other documents as may be necessary to maintain the registration or qualification. The Distributor will provide the Trust promptly with all information required for such registration or qualification. Each Series will bear all expenses related to preparing and printing the Prospectuses, Statements of Additional Information and other materials required by law and such other expenses, including printing and mailing expenses, related to the Series’ communications with persons who are shareholders of that Series.

(b)        The Trust authorizes the Distributor in connection with the sale or arranging for the sale of Shares, to provide only such information and to make only such statements or representations as are contained in or based on the then current Prospectus and Statement of Additional Information of each Series or in such financial and other statements furnished to the Distributor by the Trust or as may properly be included in sales literature or advertisements in accordance with the 1933 Act, the 1940 Act and applicable rules of self-regulatory organizations. Neither the Trust nor any Series will be responsible in any way for information provided or statements or representations made by the Distributor or its representatives or agents other than information, statements and representation described in the preceding sentence.

7.        Duties and Expenses of the Distributor. (a) The Distributor will finance activity that is intended to result in the sale and retention of Shares of each Series, including expenses of organizing and conducting sales seminars, printing of Prospectuses, Statements of Additional Information and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and other sales promotion expenses. The Distributor will pay all expenses connected with its own qualification as a dealer under state or federal laws or rules of applicable self-regulatory organizations. Except as specifically provided in this Agreement, the Trust and the Series will bear none of the expenses of the Distributor in connection with its offer and sale of Shares.

(b)        The Distributor will act as distributor of the Shares in compliance with all applicable laws, rules and regulations, including all rules and regulations made or adopted (i) pursuant to the 1940 Act; (ii) pursuant to the 1933 Act; (iii) pursuant to the Securities Exchange Act of 1934, as amended (“1934 Act”); and (iv) by any securities association registered under the 1934 Act, including the FINRA Conduct Rules or rules of any other applicable self-regulatory organization. The Distributor will offer the Shares to Intermediaries, and accept purchase, redemption and exchange orders for Shares from Intermediaries, in compliance with the Registration Statement and applicable law.

(c)        The Distributor will be responsible for reviewing and making such filings with FINRA, as required, of advertisements and sales literature relating to each Series. The Distributor will be responsible for reviewing the Registration Statement for compliance with applicable FINRA Conduct Rules.

(d)        From time to time, the Trust may implement policies, procedures or charges in an effort to avoid the potential adverse effects on the Series of short-term trading by market timers. The Distributor agrees to cooperate in good faith with the Trust in the implementation of any such policies, procedures and/or charges, including the rejection or cancellation of any purchase or exchange order, particularly when there appears to be a pattern of market timing or other frequent purchases and sales, and the imposition and payment to the Series of redemption fees specified in the Registration Statement. The Distributor agrees to make reasonable efforts to obtain the agreement of Intermediaries to comply with the Trust’s frequent trading and other policies set forth in the Registration Statement or to take alternative actions reasonably designed to achieve compliance with these policies. The Distributor also agrees to enter into an information sharing agreement with each Intermediary to comply with the requirements of Rule 22c-2 under the 1940 Act.

8.        Indemnification. (a) The Trust agrees to indemnify, defend and hold harmless the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers or directors, or any such controlling person may incur under the 1933 Act or under common law or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or Statement of Additional Information or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, provided that in no event will anything contained in this Agreement be construed so as to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, and further provided that the Trust will not indemnify the Distributor for conduct as set forth in Section 8(b) below. The Distributor agrees that it will look only to the assets of a particular Series, as applicable, and not to any other Series for satisfaction of any obligation created by this Section or otherwise arising under this Agreement.

(b)        The Distributor agrees to indemnify, defend and hold harmless the Trust, its several officers and Trustees, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or Trustees, or any such controlling person may incur under the 1933 Act or under common law or otherwise, on account of any act of the Distributor or its directors, officers, employees or agents constituting willful misfeasance, bad faith, or, gross negligence or a breach of this Agreement or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or necessary to make such information not misleading, or arising out of any advertising by the Distributor or any Intermediary which is not limited to information contained in the Registration Statement (to the extent supplemented by a subsequent filing with the SEC), or in information furnished in writing to the Distributor by the Trust and intended for such use.

(c)        Each party agrees to promptly notify the other of the commencement of any litigation or proceedings involving any indemnified party. The indemnification provisions of this Section 8 will survive the termination of this Agreement.

9.        Withdrawal of Offering. The Trust reserves the right at any time to withdraw all offerings of the Shares of any Series and to recommence the offering at any time thereafter by written notice to the Distributor at its principal office.

10.        Repurchase of Shares. The Distributor at its sole discretion may, directly or through Intermediaries, repurchase Shares offered for sale by [the shareholders or] Intermediaries. Repurchase of Shares of any Series by the Distributor will be at the net asset value (less any applicable sales, redemption or other charges, as described in the Registration Statement) of the applicable Series next determined after a repurchase order has been received. At the end of each business day, the Distributor will notify, by means of electronic transmission (as may be agreed-upon by the parties to this Agreement) or in writing, the Trust and the Trust’s transfer agent of the orders for repurchase of Shares received by the Distributor since the last such report, the amount to be paid for such Shares, and the identity of the [shareholders or] Intermediaries offering Shares for repurchase. Upon such notice, the Trust will pay the Distributor such amounts as are required by the Distributor to pay for the repurchase of such Shares in cash or in the form of a credit against moneys due the Trust from the Distributor as proceeds from the sale of Shares. The Distributor will receive no commission or other remuneration for repurchasing Shares other than the compensation set forth in Section 4 of this Agreement. The Trust reserves the right to suspend such repurchases upon written notice to the Distributor. The Distributor further agrees to act as agent for the Trust to receive and transmit promptly to the Trust’s transfer agent [shareholder and] Intermediary requests for redemption of Shares.

11.        Independent Contractor Status. The Distributor is an independent contractor and will be agent for the Trust only in respect to the sale (but not the advertising, nor contracting with any Intermediaries for the sale), redemption, and exchange of the Shares, including for the limited purpose of determining the time as of which Share transactions are deemed to have been received.

12.        Non-Exclusive Services. The services of the Distributor to the Trust under this Agreement are not to be deemed exclusive, and the Distributor will be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

13.        Reports to the Board. The Distributor will prepare reports for the Trust’s Board of Trustees on a quarterly basis, or more frequently as reasonably requested by such Board, showing such information concerning expenditures related to this Agreement.

14.        Privacy Policy. The Distributor acknowledges and agrees that any non-public personal information relating to customers of the Trust may be provided to the Distributor solely for the purpose of enabling it to perform services pursuant to this Agreement and may not be re-used by the Distributor for any other purpose. The Trust has provided the Distributor with a copy of the Trust’s privacy policy under Regulation S-P, 17 C.F.R. Part 240, and will provide copies of annual and other notices under, or amendments to its privacy policy. The Distributor agrees that non-public personal information will not be released to any third parties except as permitted by both Regulation S-P and policies of the Trust. The Distributor represents and warrants to the Trust that it has adopted and implemented procedures to safeguard non-public personal information relating to customer records and information, and that such procedures are reasonably designed to: (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information.

15.        Anti-Money Laundering.

(a)        Distributor acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Distributor represents and warrants that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

(b)        The Distributor will include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any financial intermediary that is authorized to effect transactions in Shares of the Trust.

(c)        Each of the Distributor and the Trust agree that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Trust, the Trust’s Anti-Money Laundering Officer, the Trust’s Chief Compliance Officer (“CCO”), or his/her designee, and regulatory agencies, reasonable access to copies of Distributor’s AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust’s compliance officers will have no access to any of Distributor’s AML Operations, books or records pertaining to other clients of Distributor.

16.        Compliance Program. The Distributor will provide the Trust with its written compliance policies and procedures as required by Rule 38a-1 of the 1940 Act for the approval by the Board of Trustees of the Trust. The Distributor will cooperate with the Trust’s CCO in carrying out the Trust’s obligations under Rule 38a-1 to oversee the compliance program of the Distributor, including providing the Trust’s CCO access to compliance personnel and copies of such documents the CCO may reasonably request in conjunction with his/her review of the Distributor’s compliance program.

17.        Definitions. As used in this Agreement, the term(s):

(a)        “assignment”, “interested person”, and “majority of the outstanding voting securities” have the meaning given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

(b)        “Prospectus” and “Statement of Additional Information” mean the current form of Prospectuses and Statements of Additional Information filed by the Trust as part of its Registration Statement.

(c)        “Registration Statement” means the registration statement most recently filed by the Trust with the SEC and effective under the 1940 Act and 1933 Act, as such Registration Statement is amended by any amendments thereto at the time in effect.

18.        Effective Date and Renewal of Agreement. This Agreement will become effective with respect to a Series as of the date written above, or with respect to any future Series as of the date specified for that Series on Schedule A as it may from time to time be amended, and, unless sooner terminated as provided herein, will continue in effect for one year from the effective date with respect to a Series and from year to year thereafter, provided that such continuance is specifically approved at least annually (a) by the Trust’s Board of Trustees or (b) by a vote of a majority of the outstanding voting securities of the Trust, provided that in either event the continuance also is approved by a majority of the Trust’s Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Trust’s Plans, in this Agreement, or in any agreement related to the Trust’s Plans (“Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval.

19.        Assignment and Termination of Agreement. This Agreement is terminable with respect to one or more of the Series without penalty by (i) the Trust’s Board of Trustees, (ii) the vote of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) or (iii) the Distributor on 60 days’ written notice to the other party, and such notice period may be waived upon the mutual written consent of the Distributor and the Trust. This Agreement will also automatically terminate in the event of its assignment as defined in Section 17 of this Agreement.

20.        Amendments. This Agreement may be amended in writing by any party only if the terms of the amendment are either (a) approved by the Trust’s Board of Trustees or, (b) with respect to any given Series, by a vote of a majority of the outstanding voting securities of that Series at a duly called meeting of the shareholders. In either case, the majority of the Independent Trustees must approve the amendment.

21.        Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that to the extent that the applicable laws of the Delaware conflict with the applicable provisions of the 1940 Act, the latter will control. The Trust and the Distributor may from time to time agree on such provisions interpreting or clarifying the provisions of this Agreement as, in their joint opinion, are consistent with the general tenor of this Agreement. Any such interpretations or clarifications will be in writing signed by the parties and annexed hereto, but no such interpretation or clarification will be effective if in contravention of any applicable federal or state law or regulations, and no such interpretation or clarification will be deemed to be an amendment of this Agreement.

22.        Delaware Statutory Trust. Notice is hereby given that the Distributor will have no right to seek to proceed against or enforce this Agreement against the individual shareholders of the Trust or any Series or against the Trustees or officers of the Trust. Rather, the Distributor can seek to enforce this Agreement only against the applicable Series itself.

23.        Force Majeure. If Distributor is delayed in the performance of its services or prevented entirely or in part from performing services due to causes or events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation or communication services, acts of civil or military authority, sabotages, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortages of suitable parts, materials, labor or transportation, such delay or non-performance will be excused for a reasonable time, subject to restrictions and requirements of performance as may be established by federal or state law.

24.        Severability. If any provision of this Agreement will be held or made void or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

25.        Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on this day and year first above written.

1290 FUNDS
1290 Avenue of the Americas
New York, New York 10104
Attn: Law Department

By:
Name:
Title:

AXA DISTRIBUTORS, LLC
1290 Avenue of the Americas
New York, New York 10104
Attn: Law Department

By:
Name:
Title:

SCHEDULE A

To the Distribution Agreement

1290 Funds

The Trust consists of the Series and Classes set forth below.

Series	Classes
1290 SmartBeta Equity Fund	Class A Class C Class I Class R
1290 High Yield Bond Fund	Class A Class C Class I Class R
1290 GAMCO Small/Mid Cap Value Fund	Class A Class C Class I Class R

Date:                     , 2014